EXHIBIT 3.1

                            ARTICLES OF AMENDMENT TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                               OF EBANK.COM, INC.

In accordance with Section 14-2-602 of the Georgia Business Corporation Code (the "Code"), ebank.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

         1.       The name of the Corporation is ebank.com, Inc.

         2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Board of Directors.:

                  RESOLVED, that 2,000,000 shares of the Corporation's preferred stock, par value $.01 per share, shall be designated as "Series A Preferred Stock" and shall have the terms, preferences, limitations, and relative rights set forth on Exhibit "A" attached hereto and made a part hereof.

         3. The "Exhibit A" referenced in the foregoing resolution is the same "Exhibit A" as is attached hereto, and included in, these Articles of Amendment.

         4. The foregoing resolution containing the amendment was duly adopted on September 25, 2000, by the Corporation's Board of Directors.

         5. Such amendment was duly adopted by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation's Articles of Incorporation and
                  Section 14-2-602 of the Code.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned duly authorized officer, this 26th day of September, 2000.

                                                     ebank.com, Inc.


                                            By:      /s/ James L. Box
                                                     Chief Executive Officer


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                                    EXHIBIT A

                  DESIGNATIONS OF PREFERENCES, LIMITATIONS, AND
                 RELATIVE RIGHTS OF SERIES A PREFERRED STOCK OF
                                 EBANK.COM, INC.

         For purposes of these designations, the following terms shall have the following meanings specified:

"COMMON HOLDERS" shall mean the holders of Common Stock.

"JUNIOR HOLDERS" shall mean the holders of record of shares or series of capital stock ranking junior (with respect to liquidation) to the Series A Preferred Stock.

 "PARITY HOLDERS" shall mean the holders of any other series of Preferred Stock of the Corporation with a liquidation preference equal to the liquidation preference of the Series A Convertible Stock.

         "SENIOR HOLDERS" shall mean the holders of record of shares or series of capital stock ranking senior (with respect to liquidation) to the Series A Preferred Stock.

"SERIES A PREFERRED STOCK" shall mean the 2,000,000 shares of Series A Preferred Stock, par value $.01 per share, hereby designated.

         "SERIES A HOLDERS" shall mean the holders of record of the Series A Preferred Stock.

         "SERIES A SHARES" shall mean the shares of Series A Preferred Stock.

A.       Rights, Preferences and Restrictions of Series A Preferred Stock.

         1.       Dividends.

         The Series A Holders shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other securities issued by the Corporation that are junior to the Series A Preferred Stock ("Junior Securities"), dividends at the rate of 8% of the Original Series A Issue Price (as defined below) per annum payable in cash or through the issuance of a number of fully paid and nonassessable shares of Common Stock (rounded up or down to the nearest whole number) equal to the amount of the dividend owed on the applicable record date.. Such dividends shall accrue on each share from the date of purchase of each such share from the Corporation, and shall accrue from day to day, whether or not earned or declared. Dividends shall be paid as and when declared by the Board of Directors subject to the protective provisions of these Designations. The "Original Series A Issue Price" of the Series A Preferred Stock shall be $2.50 per share. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for any Junior Securities. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable, and/or in arrears shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made based on equal ranking with respect to dividend preference among the Series A Holders on a pro rata basis.

         2.       Liquidation Preference.

                  (a) Preferential Amounts. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (each a "Liquidating Event"), the Series A Holders shall be entitled to receive at the closing thereof, in exchange for and in redemption of their Series A Shares, after payment has been made to the Senior Holders and subject to the rights of the Parity Holders as set forth below but before any payment shall be made to the Common Holders or the Junior Holders, an amount as to



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         each Series A Share equal to the Original Series A Issue Price for such
         Series A Shares then so held, plus all accrued but unpaid dividends on such Series A Shares. All of the preferential amounts to be paid to the Series A Holders under this Section 2 shall be paid or declared and set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Common Stock in connection with such Liquidating Event.

                  (b) Merger. In the event of a merger or consolidation of the Corporation with or into another corporation, then the Series A Holders shall be entitled to receive upon conversion of the Series A Shares the number of shares of stock or other securities or property of the Corporation, or of the successor Corporation resulting from such merger or consolidation, to which such holders would have been entitled if such holders had converted their Series A Shares immediately prior to such merger or consolidation. In any such case, appropriate adjustment shall be made with respect to the rights of the Series A Holders after the merger or consolidation to the end that the provisions of these Designations (including the adjustment of the Conversion Ratio (as defined in Section 3) then in effect and the number of shares issuable upon conversion of the Series A Shares) shall be applicable after the event in as nearly equivalent manner as may be practicable.

                  (c)      Insufficient Assets.

                           (i) If, upon any Liquidating Event, the assets of the
Corporation available for distribution to its shareholders shall be insufficient to pay the Senior Holders, the Senior Holders shall receive all of the assets of the Corporation available for distribution and each such Senior Holder shall share ratably in any distribution in accordance with the amounts due such Senior Holders.

                           (ii) If, upon any Liquidating Event, the assets of
the Corporation available for distribution to its shareholders shall be sufficient to pay the Senior Holders but insufficient to pay the Series A Holders and the Parity Holders, the Senior Holders shall first receive all of the assets to which they are entitled, and the Series A Holders and Parity Holders shall then share ratably in any distribution in accordance with the amounts due such shareholders.

                           (iii) If, upon any Liquidating Event, the assets of
the Corporation available for distribution to its shareholders shall be sufficient to pay the Senior Holders, the Series A Holders, and the Parity Holders, but insufficient to pay the Common Holders, the Senior Holders, the Series A Holders, and the Parity Holders shall first receive all of the assets to which they are entitled, and the Common Holders shall then share ratably in any distribution in accordance with the amounts due such shareholders.

                  (d) Non-Cash Distribution. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2, then the board of directors of the Corporation shall determine the value of the assets to be distributed hereunder.

         3.       Conversion.
                  ----------

                  (a) Right to Convert. At the option of the holder, each share of Series A Preferred Stock shall be convertible into one share of fully paid and nonassessable Common Stock at any time after the date of issuance of such share (the "Conversion Ratio").

                  (b) Adjustment of Conversion Ratio. If, prior to the conversion of the Series A Shares, the Company (i) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock (including the payment of a dividend payable solely in additional shares of Common Stock) or (ii) combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Ratio in effect at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be proportionately adjusted so that each Series A Holder shall be entitled to receive the aggregate number of shares of Common Stock which, if such Series A Shares had been converted immediately prior to such time, the Series A Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, or combination.

                  (c) Conversion by the Corporation. The Corporation may require conversion of each outstanding share of Series A Preferred Stock at any time after the closing price of the Common Stock has equaled or exceeded $10.00 per share (as adjusted for stock splits, stock dividends, and other similar events)


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         for 15 consecutive trading days, regardless of the price of the Common
         Stock on the actual date of conversion.

                  (d) Mechanics of Conversion by Holder. No fractional shares of Common Stock shall be issued upon conversion of Series A Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current price of the Common Stock. Before any Series A Holder shall be entitled to convert Series A Shares into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Shares and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Shares and the giving of the foregoing written notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In case of any Liquidation Event of the Corporation, such right of conversion shall cease and terminate at such time as the amount distributable to the Series A Holders pursuant to Section 2 is paid in full to the Series A Holders.

                  (e) Mechanics of Conversion by Corporation. Upon the Company's election to convert the Series A Common Stock pursuant to Section 3(b), the Corporation shall promptly send written notice, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery, or by overnight delivery, to the Series A Holder at his or its address then shown on the records of the Corporation, which notice shall state that the conditions set forth in Section 3(b) have been satisfied and that the certificates evidencing Series A Shares must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable), in the manner described in
         Section 3(c). The Corporation shall not be obligated to issue and deliver to Series A Holders a certificate or certificates for the number of shares of Common Stock to which it shall be entitled or the check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock until such Series A Holder surrenders such holder's certificate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Company mails the written notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (f) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Shares such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Shares, in addition to such other remedies as shall be available to the Series A Holder, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (g) Partial Conversion. In the event some but not all of the Series A Shares represented by a certificate or certificates surrendered by the Series A Holder are converted, the Corporation shall execute and deliver to or on the order of the Series A Holder, at the expense of the Corporation, a new certificate representing the Series A Shares not converted.

4.       Voting.

Series A Holders will not have any rights except to the extent required by law. Specifically, Series A Holders shall not have the right to vote on the creation or issuance of any security authorized by the Board of Directors without a shareholder vote in accordance with Section 14-2-602, even if such security is senior to or pari passu with the Series A Shares with respect to dividends, liquidations, preferences, or otherwise.